	ATTORNEYS AT LAW 4401 Eastgate Mall San Diego, CA 92121-1909 Main 858 550-6000 Fax 858 550-6420 www.cooley.com D. BRADLEY PECK (858) 550-6012 bpeck@cooley.com	Broomfield, CO 720 566-4000 Palo Alto, CA 650 843-5000 Reston, VA 703 456-8000 San Francisco, CA 415 693-2000
September 1, 2005

MannKind Corporation
28903 North Avenue Paine
Valencia, CA 91355
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by MannKind Corporation, a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) including a related prospectus filed with the Registration Statement (the “Prospectus”) with the Securities and Exchange Commission, covering the registration for resale of up to 20,558,022 shares of the common stock, $.01 par value, of the Company (the “Common Stock”) on behalf of certain selling stockholders, which includes an aggregate 17,131,682 shares of Common Stock (the “Shares”) held by the selling stockholders and up to 3,426,340 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain warrants held by such selling stockholders (the “Warrants”).
In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Warrants, the Company’s Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws and such other records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable, and (ii) subject to the availability of a sufficient number of then authorized and unissued shares of Common Stock, the Warrant Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

Cooley Godward LLP

/s/ D. Bradley Peck
D. Bradley Peck